[BARRY L. FRIEDMAN, P.C. LETTERHEAD]




To Whom It May Concern:                                       February 28, 2000

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 28, 2000, on the Financial Statements of TRANSAMERICAN HOLDINGS, Inc. (Formerly Health Research, Inc.), as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ BARRY L. FRIEDMAN
-------------------------------
Barry L. Friedman
Certified Public Accountant